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                                                                     EXHIBIT 5.1


                       [LETTERHEAD OF WINSTON & STRAWN]


                                  July 16, 1998

Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48034

                  Re: Registration Statement on Form S-8 of Lear Corporation (the "Registration Statement") registering $10,000,000 in deferred compensation obligations

Ladies and Gentlemen:

                  We have acted as special counsel for Lear Corporation, a Delaware corporation (the "Company"), in connection with the registration on Form S-8 of the offer and sale for up to $10,000,000 of deferred compensation obligations (the "Obligations"), which will represent unsecured obligations of the Company issued under the Lear Corporation Executive Supplemental Savings Plan.

                  This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Act").

                  In connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement as filed with the Securities and Exchange Commission (the "Commission") under the Act; (ii) the Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-Laws of the Company, as currently in effect; (iv) resolutions of the Compensation Committee of the Board of Directors of the Company relating to, among other things, the adoption of the Lear Corporation Executive Supplemental Savings Plan (the "Plan") under which the Obligations are issued; and (v) resolutions of the Board of Directors of the Company authorizing the filing of the Registration Statement. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authority of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon the oral or written statements and representations of officers and other representatives of the Company and others.



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                  Based upon and subject to the foregoing, we are of the
opinion that when issued by the Company in the manner provided in the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principles of equity.

                  The opinion set forth above is limited to the federal laws of the United States, the General Corporation Law of the State of Delaware and the laws of the State of Illinois.

                  We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

                                    Very truly yours,

                                    /s/ Winston & Strawn

                                    Winston & Strawn